Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2023 relating to the financial statements of Academy Sports and Outdoors, Inc. and the effectiveness of Academy Sports and Outdoors, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Academy Sports and Outdoors, Inc. for the year ended January 28, 2023.

/s/ Deloitte & Touche LLP

Houston, Texas
August 31, 2023